Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
April 13, 2009	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC NAMES TIMOTHY L. BUZBY

AS CHIEF FINANCIAL OFFICER

Washington, D.C. – The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE:  AGM and AGM.A) today announced that its Board of Directors has appointed Timothy L. Buzby as Vice President – Chief Financial Officer of Farmer Mac, effective April 2, 2009.  Mr. Buzby had served as Vice President – Controller of Farmer Mac since June 5, 2003 and as Acting Treasurer of Farmer Mac since October 1, 2008.  Mr. Buzby succeeds William T. Sandalls, Jr., who had been Acting Chief Financial Officer of Farmer Mac since October 20, 2008.  Mr. Sandalls will continue to serve Farmer Mac as a consultant.

Lowell L. Junkins, Acting Chairman of the Board, noted that “With Tim Buzby’s appointment as Chief Financial Officer and the recent appointment of Mike Gerber as President and Chief Executive Officer, Farmer Mac now has in place a highly qualified reconstituted senior executive team to lead the company forward in its mission of serving rural America.”

    Michael A. Gerber, President and CEO, stated that “Tim Buzby is highly experienced in Farmer Mac’s mission, objectives and business strategy.  His financial and industry background along with his previous service as Farmer Mac’s Controller provide him with valuable expertise in Farmer Mac’s asset and liability management, financial controls and procedures, cash flow utilization and capital structure.  I look forward to working with him and our other colleagues on the management team as we work to build the value of Farmer Mac to all its constituencies.”

Prior to joining Farmer Mac as Controller, Mr. Buzby served as Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000.  From July 1997 to February 2000, he was the Chief Financial Officer for Mortgage Edge Corporation, a national mortgage lender.  Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP.  Mr. Buzby has been a certified public accountant since 1992.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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